Execution Copy

SHARE PURCHASE AGREEMENT
RELATING TO VERDELITE GROUP

SHARE PURCHASE AGREEMENT

OF THE VERDÉLITE GROUP

Executed as of November 8, 2022
BETWEEN:
EMERALD HEALTH THERAPEUTICS, INC., a corporation governed by the Business Corporations Act (British Columbia), having an establishment located at 4420 West Saanich Road, P.O. Box 24076, Victoria, British Columbia, V8Z 7E7;
(“Vendor”)
-and-
C3 SOUVENIR HOLDING INC., a corporation governed by the Canada Business Corporation Act, having an establishment located at 212B boul. Labelle Rosemère, Québec, J7A 2H4;
(“Purchaser”)
VERDÉLITE SCIENCES, INC., a corporation governed under the Canada Business Corporation Act, having an establishment located at 560 boul. Industriel, Saint-Eustache, Québec, J7R 5V3;
(“Corporation”)
-and-
VERDÉLITE PROPERTY HOLDINGS, INC., a corporation governed under the Business Corporation Act (Québec), having an establishment located at 1419 rue Michelin Street, Laval, Québec, H7L 4S2;
(“VPHI”)
-and-
C3 CENTRE HOLDING INC., a corporation governed under the Canada Business Corporation Act, having an establishment located at 212B boul. Labelle Rosemère, Québec, J7A 2H4;
(“C3”)
(collectively the “Parties”, individually, a “Party”)
BACKGROUND
A.The Vendor entered into an arrangement agreement dated May 11, 2022, as amended, with Skye Bioscience Inc. ("Skye") pursuant to which the Vendor and Skye will complete a plan of arrangement (the "Arrangement") in accordance with the Business Corporations Act (British Columbia).

WSLEGAL\085565\00034\31838863v15

B.The Vendor is entering into this Agreement in connection with the Realization Process (as defined in the Arrangement Agreement).

C.The Vendor is the legal and beneficial owner of all of the Purchased Shares which represent all of the issued and outstanding shares of the Corporation and VPHI.

D.VPHI is the legal and beneficial owner of the Facility.

E.Immediately prior to Closing, the Vendor will have completed the Pre-Closing Reorganization.

F.Immediately after the completion of the Pre-Closing Reorganization, the Corporation will own all of the assets and liabilities and VPHI will have been dissolved.

G.The Corporation is an authorized licensed cultivator and processor under the Cannabis Act, approved of conducting business in Québec, and is a licensed producer under the HC License.

H.The Corporation owns or leases all the assets, equipment and machinery currently at the Facility.

I.The Vendor agrees to sell and the Purchaser agrees to purchase the Purchased Shares and the Quebec IP on the terms and conditions contained in this Agreement.

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other considerations (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1Definitions
Defined terms in this Agreement shall have the meanings ascribed thereto as set out in Schedule 1.1. Any reference to a word or term defined in the ITA includes, for Quebec income tax purposes, a reference to the word or equivalent term, if any, defined in the Taxation Act (Québec). Any reference to the ITA or any of its provisions includes, for Québec income tax purposes, a reference to the Taxation Act (Quebec) or the equivalent provision thereof, if any.
1.2Schedules and Disclosure Letter
The following Schedules, the Disclosure Letter, and the Purchaser Disclosure Letter are incorporated into this Agreement and form part of this Agreement:

Schedule	Description of Schedule
Schedule 1.1	Definitions
Schedule A	Pre-Closing Reorganization
ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES
2.1Purchase and Sale of the Purchased Shares
Effective as of the Closing Date, the Vendor agrees to sell, and the Purchaser agrees to purchase, the Purchased Shares and the Québec IP on the terms and conditions contained in this Agreement.
2.2Deposit
Prior to the execution of this Agreement, the Purchaser paid to the Vendor the amount of seven hundred fifty thousand dollars ($750,000) (the “Deposit”) as a non-refundable deposit, the receipt of which is hereby acknowledged by the Vendor. The Deposit is non-refundable and the Vendor shall have no obligation to return the Deposit to the Purchaser provided, however, that if the Agreement is terminated in accordance with Sections 4.8(b)(iii), 7.1(a)(ii) or 7.1(a)(iii), the Vendor will refund the Deposit to the Purchaser.
2.3Purchase Price
Subject to this Article 2, the aggregate consideration payable by the Purchaser to the Vendor for the Purchased Shares and the Quebec IP is twelve million seven hundred fifty thousand Canadian dollars (CDN$12,750,000) (the "Purchase Price"), on a cash-free debt-free basis, subject to adjustment in accordance with Section 2.9.
2.4Payment of Purchase Price.
The Purchase Price shall be paid and satisfied by the Purchaser as follows:
(a)application of the Deposit to the Purchase Price;
(b)Eight million two hundred fifty thousand dollars (CDN$8,250,000.00) due on the Closing Date (the “First Instalment”);
(c)Three million seven hundred fifty thousand dollars (CDN$3,750,000.00), payable in three (3) equal instalments of one million two hundred fifty thousand dollars (CDN$1,250,000), payable on each of the 18-month (“Term 1”), 30-month (“Term 2”), and 42-month (“Term 3”) anniversaries of the Closing Date (the “Principal Installment Payments”), together with interest at the compounded annual rate of equal to the Prime Rate plus 1.55% per annum during Term 1, the Prime Rate plus 3.55% per annum during Term 2, and Prime Rate plus 5.55% per annum during Term 3, (the Term 1, Term 2 and Term 3 interest payments are hereinafter collectively referred to as the “Interest”), payable at the end of Term 3, (the Principal Instalment Payments and the Interest are collectively referred to as the “Balance of Purchase Price”).
(d)At any time during Term 1 or Term 2, the Purchaser shall have the option to prepay the Principal Instalment Payments in full and, if the Purchaser does prepay the then outstanding Principal Instalment Payments prior to the end of Term 2, the effective interest rate for the Balance of Purchase Price shall be fixed at a compounded annual rate of Prime Rate plus 1.55% for the entire period from Closing until the date of payment of the Principal Instalment Payments in full.

(e)If the Purchaser fails to pay any Principal Instalment Payment when due in accordance with Section 2.4(c), (i) the interest rate for Term 1 will be increased to Prime Rate plus 5.55% per annum, effective from the first day of Term 1, (ii) the interest rate for Term 2 will be increased to Prime Rate plus 7.55% per annum, effective from the first day of Term 2 and (iii) the interest rate for Term 3 will be increased to Prime Rate plus 9.55%per annum, effective from the first day of Term 3.

(f)The Balance of Purchase Price will be secured at Closing by way of the Purchaser providing the Vendor with: (i) a hypothec/mortgage/charge (the "Charge") in the form attached as Schedule 2.4(f)(i) registered on the title against all of the Purchaser’s current and future tangible movable/personal property, financial instruments (including the capital stock of the Buyer), inventory, accounts receivable, claims and receivables, cash and deposits, and intellectual property, including the proceeds of the sale of any such assets (collectively, the “Movable Property”); and (ii) the Quebec IP Assignment Agreements being placed in escrow with counsel for the Vendor to be held pursuant to an escrow agreement among counsel to the Vendor, the Vendor and the Purchaser (the "Quebec IP Escrow Agreement", together with the Charge, the "Security Arrangements"), in the form attached as Schedule 2.4(f)(ii). The Charge shall be second only in priority to a Tier 1 financial institution’s first charge not to exceed a maximum of one million five hundred thousand ($1,500,000), or any other mutually acceptable guaranty or security as determined by the Parties if required to implement the Contemplated Financing.

(g)On the Adjustment Date, the Adjustment Amount, if any, shall be paid by the Vendor to the Purchaser in accordance with Section 2.9.

(h)For clarity, all Taxes payable by the Corporation and/or VPHI (including for greater certainty those set out in Section 3.1.16 of the Disclosure Letter) shall have been paid by the Vendor directly to the applicable Governmental Authority by the Closing Date (with evidence of payment and/or the applicable release and discharge received from the applicable Governmental Authority), to be provided to Purchaser at Closing Date, including without limitation, any amount owing disclosed in Schedule 3.1.16.

2.5Allocation.
The Purchase Price will be allocated as follows:
(a)Twelve million seven hundred forty nine thousand nine hundred and ninety nine dollars ($12,749,999) for the Purchased Shares; and
(b)one dollar ($1.00) for the Québec IP.

2.6C3 Guarantee
C3 hereby unconditionally, absolutely, irrevocably and solidarily guarantees the obligations of the Purchaser to pay the Purchase Price payable in accordance with the terms of this Agreement. The obligations of C3 under this Agreement are not reduced, limited or terminated and C3 is not released from its obligations for any reason whatsoever, other than the integral, final and definitive payment of the Purchase Price by the Purchaser. Without limiting the foregoing, C3 shall remain liable for the obligations of the Purchaser to pay the Purchase Price pursuant to this Agreement even if the Purchaser is released from such obligations by reason of bankruptcy, a proposal, an arrangement or any other reason. C3 waives all rights to invoke causes of nullity of the debts and obligations of the Purchaser or the excess or absence of authority of persons acting on behalf of the Purchaser.
The Vendor shall not be bound or obligated to exhaust its recourses against the Purchaser or other persons, or to discuss the security which it shall hold or take any other action before being entitled to the payment by C3 of the Purchase Price. C3 shall pay all reasonable costs and expenses incurred by the Vendor in enforcing this Agreement. C3 renounces the benefits of discussion and division. Moreover, C3 may not be subrogated in the rights of the Vendor until the Vendor shall have received the entire amount of its claims against the Purchaser in connection with the obligation to pay the Purchase Price pursuant to the terms of this Agreement.
The payment of the Purchase Price due to the Vendor pursuant to the terms of this Agreement shall be made, observed and executed by C3 without any reduction whatsoever including, without limitation, all reductions resulting from any means of defense, right of action, right of compensation, set-off, counterclaim or from a reconventional demand of whatever nature, which C3 or the Purchaser, as the case may be, should dispose of or have disposed of, at any time against the Vendor, in connection with this Agreement.
2.7Preparation of Closing Date Statements
(a)Draft Closing Date Statements. Promptly after the Closing, the Purchaser shall prepare a draft of the Closing Date Statements, which shall be delivered to the Vendor no later than the one hundred and twentieth (120th) day following the Closing Date. The costs of preparation of the Closing Date Statements shall be shared equally between the Vendor and the Purchaser.
(b)Post-Closing Adjustment Amount. The post-Closing adjustment amount (the "Adjustment Amount") shall be an amount equal to the extent to which the Closing Working Capital is higher or lower than $0 (the "Target Working Capital"). If the Closing Working Capital is greater than $0, the Purchase Price shall be increased by the amount of the excess over the Target Working Capital (the "Working Capital Excess"). If the Closing Working Capital is less than $0, the Purchase Price shall be reduced by the amount of the deficiency from the Target Working Capital (the "Working Capital Deficiency").
(c)Access to Records. During the Review Period, the Purchaser shall give the Vendor and its Representatives such assistance and access to the Books and Records as the Vendor and its Representatives may reasonably request in order to enable them to reasonably prepare the draft Closing Date Statements. The Vendor shall be provided promptly with copies of all working papers created by the Purchaser and its Representatives in connection with the preparation of the draft Closing Date Statements.

(d)Deemed Acceptance. If the Vendor does not give a notice of objection in accordance with Section 2.8, the Vendor shall be deemed to have accepted the draft Closing Date Statements prepared by the Purchaser which shall then be final and binding on the Parties and such draft Closing Date Statements shall constitute the Closing Date Statements for purposes of this Agreement immediately following the expiry date for the giving of such notice of objection.
2.8Dispute Settlement.
If the Vendor objects to any matter in the draft Closing Date Statements prepared pursuant to Section 2.6, then the Vendor shall be entitled to give notice (the "Objection Notice") to the Purchaser no later than thirty (30) days after delivery of the draft Closing Date Statements (the "Review Period"). The Objection Notice shall set forth in detail the particulars of each disputed item. The Purchaser and the Vendor shall then use reasonable efforts to resolve such disputed items for a period of 30 days following the delivery of the Objection Notice. If the Purchaser and the Vendor are unable to come to a resolution with respect to the matters raised in the Objection Notice by the end of such 30 day period, then such unresolved matters shall be submitted by the Purchaser and the Vendor to a chartered accountant associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties (the “Independent Accountant”). If the Purchaser and the Vendor are unable to agree on the Independent Accountant within a further 10-day period, then the Independent Accountant will be an accountant at Richter or, in the event of a conflict, an accountant at PricewaterhouseCoopers LLP. The Independent Accountant, who shall act as an expert in accounting and not an arbitrator, shall, as promptly as practicable (but in any event, within forty-five (45) days following its appointment), make a determination on the disputed items, based solely on written submissions of the Purchaser and the Vendor given by them to the Independent Accountant. The decision of the Independent Accountant as to any disputed items shall be final and binding upon the Parties. The Purchaser and the Vendor shall each pay one-half (1/2) of the fees and expenses of the Independent Accountant.
2.9Payment of Adjustment Amount
(a)Each of the Purchaser and the Vendor shall be deemed to have accepted the amounts set out in the Closing Date Statements, as follows: (a) if the Purchaser has not delivered a Notice of Objection, on the 30th day after the delivery of the Closing Date Statement; (b) if a Notice of Objection is delivered and the Purchaser and the Vendor have reached an agreement pursuant to Section 2.8, on the date the Purchaser and the Vendor reached such an agreement; or (c) if a Notice of Objection is delivered and disputed items are referred to the Independent Accountant pursuant to Section 2.8, the date a determination is made by the Independent Accountant pursuant to Section 2.8 (as applicable, the “Adjustment Date”).
(b)Within five (5) Business Days of the Adjustment Date,:
(i)in the event of a Working Capital Deficiency and a reduction in the Purchase Price, the Vendor shall pay the Adjustment Amount to the Purchaser, by wire transfer of immediately available funds to such account as is directed by the Purchaser; and
(ii)in the event of a Working Capital Excess and an increase in the Purchase Price, the Purchaser shall pay the Adjustment Amount, by wire transfer of immediately available funds to such account as is directed by the Vendor.

(c)Any Adjustment Amount shall not bear interest.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of Vendor
The Vendor represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:
3.1.1Vendor
(a)The Vendor has all necessary power and authority to own the Purchased Shares and to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which the Vendor is a party.
(b)The Vendor has taken, or will take by Closing, all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which the Vendor is a party.
(c)This Agreement has been, and each Closing Document to which the Vendor is a party will on Closing be duly executed and delivered by such Vendor, and this Agreement constitutes, and each Closing Document to which the Vendor is a party will on Closing constitute a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.
3.1.2Corporate Matters
(a)The Corporation and VPHI are corporations duly incorporated, organized and validly existing under the laws of Canada.
(b)No proceedings have been taken or authorized by the Corporation or VPHI or, to the best of Vendor's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or VPHI.
(c)The Corporation and VPHI have all necessary power and authority to own or lease the Assets and to carry on the Business as presently carried on. Neither the nature of the Business nor the location or character of any of the Assets requires the Corporation to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than in the Province of Québec.
(d)A true copy of the Articles and all by-laws of the Corporation and VPHI will have been delivered to the Purchaser by the Vendor on or before the Closing Date. The Articles and such by-laws of the Corporation and VPHI as so delivered constitute all of the constating documents and by-laws of the Corporation and VPHI, and are complete and correct and are in full force and effect.

(e)The original or true copies of all corporate records of the Corporation and VPHI will have been made available to the Purchaser's solicitors for review prior to the Closing Date. Since May 2, 2018, such corporate records have been maintained in accordance with Applicable Law and contain the following, which are complete and accurate in all material respects:
(i)minutes of all meetings of the directors, any committee thereof and the shareholders of the Corporation and VPHI held since May 2, 2018;
(ii)originals or copies of all resolutions of the directors, any committee thereof and the shareholders of the Corporation and VPHI passed by signature in writing since May 2, 2018;
(iii)all waivers, notices and other documents required by Applicable Law to be contained therein since May 2, 2018; and
(iv)reflect all actions taken and resolutions passed by the directors and shareholders of the Corporation and VPHI since May 2, 2018.
(f)All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfers and register of directors of the Corporation and VPHI are complete and accurate.
(g)The list of directors and officers in Section 3.1.2 of the Disclosure Letter constitutes a complete and accurate list of all officers and directors of the Corporation and VPHI on the date hereof.
3.1.3Absence of Conflicting Agreements
Subject to the receipt of the Required Consents, none of the execution and delivery of, or the observance and performance by the Vendor of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:
(a)contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:
(i)any Applicable Law;
(ii)any License (including the HC License);
(iii)the articles, by-laws, or directors' or shareholders' resolutions of any of the Vendor, the Corporation or VPHI;
(iv)any material provision of any agreement, including any mortgage, security document, obligation or instrument, to which the Vendor, VPHI or the Corporation is a party, or by which either of them is bound or affected;
(b)results in the creation or imposition of any Encumbrance on the Purchased Shares, the Corporation, VPHI or any of the Assets; or

(c)relieves any other party to any Contract with the Corporation of that party's obligations thereunder or enables it to terminate its obligations thereunder.
3.1.4Consents and Approvals
Except as set forth in Section 3.1.4 of the Disclosure Letter (collectively the "Required Consents"), no consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by any of the Vendor, the Corporation or VPHI, in connection with:
(a)the Closing;
(b)the execution and delivery by the Vendor of this Agreement or the Closing Documents to which it is a party; or
(c)the observance and performance by the Vendor of its obligations under this Agreement or the Closing Documents to which it is a party;
or to avoid the loss of any License (including the HC License) relating to the Business as a result of any of the foregoing.
3.1.5Authorized and Issued Securities of the Corporation
The authorized and issued securities of VPHI and the Corporation are set forth in Section 3.1.5 of the Disclosure Letter and all such issued shares have been validly issued and are outstanding as fully paid and non-assessable shares. No shares or other securities of VPHI or the Corporation have been issued in violation of any Applicable Laws, the Articles or other constating documents of the Corporation, VPHI or the terms of any shareholders' agreement or any agreement to which the Corporation or VPHI is a party or by which either of them is bound.
3.1.6Title to Purchased Shares
The Vendor now has and on Closing the Vendor will transfer, good and marketable title to all of the Purchased Shares, free and clear of all Encumbrances. There are no restrictions on the transfer of the Purchased Shares, except (a) those set forth in the Articles of the Corporation (b) pursuant to applicable securities laws and (c) pursuant to the Cannabis Act (Canada) and the regulations thereunder.
3.1.7No Options
No Person other than the Purchaser has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Purchased Shares or any other securities issued by VPHI or Corporation.
3.1.8Subsidiaries and Other Interests
Neither the Corporation nor VPHI has any subsidiaries. Neither the Corporation nor VPHI own any shares in or securities of any other body corporate and the Corporation and VPHI have not, nor have they agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. The Corporation and VPHI have not agreed to acquire or lease any other business operation, and the Corporation and VPHI do not have any other equity interest in any business owned or controlled by any third party.
3.1.9Books and Records
The Vendor has disclosed the existence of and made available for review by the Purchaser all Books and Records of the Corporation and VPHI. The Books and Records of the Corporation and VPHI fairly and correctly set out and disclose in all material respects the financial position of the Corporation and VPHI in accordance with good business practice and all financial transactions relating to the Corporation and VPHI have been accurately recorded in the Books and Records of the Corporation and VPHI (as applicable) in all material respects. The Books and Records of the Corporation and VPHI:
(a)accurately reflect the basis for the financial condition and the revenues, expenses and results of the operations of the Corporation and VPHI shown in the Financial Statements; and
(b)together with all disclosures made in this Agreement or in the Disclosure Letter, present fairly the financial condition and the revenues, expenses and results of the operations of the Corporation and VPHI as of and to the date hereof.
No information, records or systems pertaining to the operation or administration of the Business of the Corporation and VPHI are in the possession of, recorded, stored or maintained by, or otherwise dependent on, any other Person.
3.1.10The Financial Statements
The Financial Statements:
(a)have been prepared in accordance with International Financial Reporting Standards, applied on a basis consistent with that of the preceding periods;
(b)are complete and accurate in all material respects;
(c)accurately disclose in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation and VPHI and the results of the operations of the Corporation and VPHI, as at the dates thereof and for the periods covered thereby;
(d)reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and
(e)contain or reflect adequate reserves for all liabilities and obligations of the Corporation and VPHI of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.
The Vendor has no knowledge of any information that would render the Financial Statements incomplete or inaccurate in any material respects.

3.1.11Undisclosed Liabilities
The Corporation and VPHI have no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except for: (i) any liabilities disclosed or provided for in the Financial Statements; and (ii) pursuant to the Contracts and at Closing, the Corporation and VPHI will have no Indebtedness.
3.1.12Absence of Guarantees
The Corporation and VPHI have not given nor agreed to give, and are not a party to or bound by, any guarantee of Indebtedness or other obligations of third parties nor any other commitment by which the Corporation and VPHI is, or is contingently, responsible for such Indebtedness or other obligations of a third party.
3.1.13Jurisdictions
Section 3.1.13 of the Disclosure Letter lists every jurisdiction in which the Corporation is qualified to do business.
3.1.14Absence of Changes
Since the Bring-Down Date, except as set out in Section 3.1.14 of the Disclosure Letter:
(a)the Corporation and VPHI have conducted the Business in the ordinary course, have not incurred any debt, obligation or liability or of an unusual or extraordinary nature relating to the Business and has used its best efforts to preserve the Business and the Assets;
(b)there has not been any material change in the Condition of the Business, and such changes have not, either individually or in the aggregate, been and have not had nor may they be reasonably expected to have, either before or after the Closing Time, a Material Adverse Effect on the Condition of the Business; and
(c)there has not been any change in the accounting principles, policies, practices or procedures of the Corporation and VPHI or their application.
3.1.15Absence of Unusual Transactions
Since the Bring-Down Date, except as set out in Section 3.1.15 of the Disclosure Letter, the Corporation and VPHI have not:
(a)transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any debts or claims;
(b)incurred or assumed any debt, obligation or liability (fixed or contingent);
(c)settled any liability, claim, dispute, proceeding, suit or appeal pending against the Corporation and VPHI or against any of the Assets;
(d)discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent);

(e)waived, or omitted to take any action in respect of, any rights of substantial value or entered into any commitment or transaction if such waiver, loss of rights, commitment or transaction is or would be material in relation to the Assets or the Business;
(f)hired any Employee;
(g)made any payments to any Employees out of the ordinary course of business (other than severance payments) or increased the compensation paid or payable to any of its Employees or increased the benefits to which such Employees are entitled under any Benefit Plan or created any new Benefit Plan for any of such Employees;
(h)created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;
(i)modified, amended or terminated any Contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had except as contemplated by this Agreement and in furtherance of the transactions contemplated by this Agreement;
(j)issued or sold any securities or any bonds, debentures or other securities issued by the Corporation and VPHI, or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;
(k)declared or paid any dividend or other distribution in respect of the securities of the Corporation and VPHI or purchased or redeemed any securities of the Corporation and VPHI;
(l)entered into or become bound by any material contract, agreement or arrangement, written or oral;
(m)made any material capital expenditure;
(n)made any payments to the Vendor; or
(o)authorized or agreed or otherwise become committed to do any of the foregoing.
3.1.16Tax Matters
(a)Tax Returns. Other than as disclosed in Section 3.1.16 of the Disclosure Letter, the Corporation and VPHI have prepared and filed all Tax Returns required to be filed prior to the Closing Date with all appropriate Governmental Authorities for all fiscal periods ending prior to the date hereof. Each such Tax Return was correct and complete in all material respects. Copies of all Tax Returns prepared and filed by the Corporation and VPHI during the past four (4) fiscal years (if applicable) ending prior to the date hereof will be given to the Purchaser on or before the Closing Date.
(b)Payment of Taxes. Other than as disclosed in Section 3.1.16 of the Disclosure Letter, the Corporation and VPHI have paid all Taxes due and payable by it or for which it is liable, whether or not such Taxes were reflected on its Tax Returns, and has paid all assessments and reassessments it has received in respect of Taxes. Other than as disclosed in Section 3.1.16 of the Disclosure Letter, the Corporation and VPHI have paid in full all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns or will have made adequate provision in the Financial Statements for the payment of such Taxes.
(c)Reassessments. There are no reassessments of Taxes that have been issued and are outstanding. No Governmental Authority has challenged, disputed or questioned the Corporation or VPHI in respect of Taxes or of any Tax Returns, other than any such action or proceeding that has been satisfied by payment in full or withdrawn. The Corporation and VPHI are not negotiating any draft assessment or reassessment with any Governmental Authority in respect of Taxes. The Corporation and VPHI have not executed or filed with any Governmental Authority any agreement to extend the period for assessment, reassessment or collection of any Taxes. Assessments under the Income Tax Act, the Excise Tax Act (Canada), the Taxation Act (Québec) and the Act Respecting the Québec Sales Taxes have been made with respect to the Corporation and VPHI covering all past periods for which a Tax Return has been filed. The Corporation and VPHI have not filed any request under any voluntary disclosure programs with any Governmental Authority.
(d)Withholdings. The Corporation and VPHI have withheld from each payment made to any of its respective present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act all amounts required by law and will continue to do so until the Closing Time and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation and VPHI have remitted all Taxes payable by it in respect of its employees (as applicable) and has or will have remitted such amounts to the proper Governmental Authority within the time required by Applicable Law. The Corporation and VPHI have charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by the Corporation and VPHI.
(e)Residence, GST/HST Registrant. The Vendor is not a non-resident of Canada as defined in the Income Tax Act. The Corporation is a registrant for the purposes of GST/HST provided for under the Excise Tax Act and its registration number is [****] and is a registrant under An act Respecting the Québec Sales Tax and its registration number is [****]. VPHI is not a registrant for the purposes of GST/QST provided for under the Excise Tax Act and An act Respecting the Québec Sales Tax.
(f)Non-arm's Length Transactions. No transaction or arrangement between the Corporation and VPHI and any Person with whom the Corporation or VPHI was not dealing at arm's length within the meaning of Income Tax Act involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm's length terms and conditions. The Corporation and VPHI, as applicable, have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act with respect to all transactions and arrangements between the Corporation and VPHI and any non-resident person, within the meaning of the Income Tax Act, with whom the Corporation or VPHI (as applicable) was not dealing at arm's length.
3.1.17Compliance with Applicable Law
Each of Corporation and VPHI has conducted and is conducting its Business in compliance with all Applicable Laws, and is not in breach of any Applicable Laws except to the extent that any such non-compliance or breach would not constitute a Material Adverse Effect, and neither the Vendor nor the Corporation or VPHI have received any notice of any alleged breach of or investigation under any such Applicable Laws.
3.1.18Licenses
The only Licenses necessary for the operation of the Business by the Corporation and VPHI as currently conducted and the ownership or use of the Assets are listed in Section 3.1.18 of the Disclosure Letter and each such License is in full force and effect unamended. The Corporation is in compliance in all material respects with all provisions of such Licenses and there are no proceedings in progress, or to the knowledge of the Vendor, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of such Licenses. Subject to obtaining the Required Consents, no such License is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents. Other than the Required Consents, no consent or approval of any Person is required to ensure the continued validity and effectiveness of any such License in connection with the purchase of the Purchased Shares.
3.1.19HC License
The HC License is in good standing with Health Canada and, to the Vendor’ knowledge, there is no claim or basis for any claim that might or could adversely affect the Corporation's ability to continue to use the HC License. The Corporation has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with respect to any License or the HC License. Except as has been delivered to the Purchaser, the Corporation has not received any correspondence or notice from Health Canada or any other Governmental Authority respecting the HC License. All correspondence from Health Canada or any other Governmental Authority respecting HC License has been provided to the Purchaser and has been addressed to the satisfaction of Health Canada or such other Governmental Authority, as applicable, and no such correspondence remains unaddressed or not responded to by the Corporation. Other than the HC License, no rights, licenses or permits are necessary from Health Canada for the conduct of the Business as currently conducted by the Corporation.
3.1.20Restrictions on Business
Neither the Corporation nor VPHI is a party to or bound or affected by any agreement, lease, mortgage, security document, obligation or instrument or subject to any restriction in the Articles, its by-laws or its directors' or shareholders' resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order, which restricts or would reasonably be expected to interfere with the conduct of the Business as currently conducted or as currently proposed to be conducted or its currently proposed use of the Assets or which limits or would reasonably be expected to limit or restrict or otherwise adversely affect the Purchased Shares, the Assets or the Condition of the Business, other than statutory provisions and restrictions of general application to the Business, the terms of any License and Contracts entered into by the Corporation or VPHI.
3.1.21Title to Assets
Except for those Encumbrances listed in Section 3.1.21 of the Disclosure Letter, the Corporation or VPHI has good and marketable title free and clear of all Encumbrances to all of the Assets which it owns and has the exclusive right to use all of the Assets which it leases. The Assets constitute all of the Assets owned by or leased or licensed to the Corporation or VPHI which are necessary or desirable to operate the Business as currently operated by the Corporation in the ordinary course as of the date hereof. The tangible Assets are situated at the Facility.
3.1.22Accounts Receivable
All accounts receivable of the Corporation or VPHI reflected in the Financial Statements have arisen in the ordinary course of the Business from bona fide arm’s length transactions, and, except to the extent that they have been paid in the ordinary course of the Business, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected therein and, in the case of accounts receivable which have come into existence since the Bring Down Date , of a reasonable allowance for doubtful accounts, which allowances are adequate and calculated in a manner consistent with the Corporation or VPHI’s previous accounting practice.
3.1.23Inventory
The Inventory have been accumulated by the Corporation for use or sale in the ordinary course of the Business, and are in good and marketable condition and are capable of being processed and sold in the ordinary course of the Business, subject to a reasonable allowance for obsolete inventory. At Closing, neither the Corporation nor VPHI will have any material amount of Inventory.
3.1.24Equipment
The property, assets and equipment of the Corporation and VPHI comprise all of the property and assets necessary for it to carry on the Business as it is currently operated. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Corporation and VPHI in the Business are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are currently being used.
3.1.25Equipment Leases
Section 3.1.25 of the Disclosure Letter sets forth a true and complete list of all Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists thereunder on the part of the Corporation or, to the knowledge of the Vendor, on the part of any of the other parties thereto. The entire interest of the Corporation under each of the Equipment Leases is held by the Corporation and all payments due under the Equipment Leases have been duly paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

3.1.26Contracts
(a)True and correct copies of the Contracts listed in Section 3.1.26 of the Disclosure Letter and the Equipment Leases (collectively, the "Material Contracts") have been delivered to the Purchaser or its solicitors.
(b)Except as disclosed on Section 3.1.26 of the Disclosure Letter, the Material Contracts are all in good standing and in full force and effect with no amendments. All of the Material Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. The Corporation and VPHI, as applicable, have complied with all material terms thereof, has paid all amounts due thereunder, has not waived any material rights thereunder and to the knowledge of the Vendor, no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach in any material respect. All amounts payable to the Corporation or VPHI under the Material Contracts are still due and owing to the Corporation without any right of set-off. No purchase commitment of the Corporation or VPHI is in excess of its normal business requirements or is not terminable by the Corporation or VPHI without penalty on notice of 30 days or less.
3.1.27Real Property
(a)Section 3.1.27 of the Disclosure Letter lists all immovable property owned by Corporation or VPHI, including all buildings, plants and structures located thereon (collectively, the “Owned Real Property”) and specifies the current legal description and municipal address of each such property and the name of the corporation that owns same. VPHI owns the Owned Real Property as absolute owner with good, valid and marketable title thereto, free and clear of all Encumbrances, other than Permitted Encumbrances. Copies of all deeds by which VPHI acquired the Owned Real Property and copies of all certificates of location, opinions, abstracts, phase I environmental reports and surveys in the possession of the Vendor or VPHI relating to the Owned Real Property, including the Phase I Report, have been, or will be, delivered to the Buyer.
(b)Except as disclosed in Section 3.1.27 of the Disclosure Letter, all buildings, plants, structures, fixtures and improvements located on the Owned Real Property were constructed, in accordance with applicable Law in all material respects, including applicable land use planning, zoning and building code requirements and comply therewith. To the Knowledge of the Vendor, all buildings, plants, structures, fixtures and improvements located on the Owned Real Property are structurally sound and free of material defects (latent or otherwise) and suitable and appropriate for the purposes which they are currently being used; such buildings, plants, structures, fixtures and improvements are in good operating condition and in a state of good maintenance and repair, and, to the Knowledge of the Vendor, they are not in need of maintenance or repairs, except for ordinary routine maintenance and repairs that are not material in nature or cost. No remedial order has been issued or, to the Knowledge of the Vendor, threatened with respect to any Owned Real Property, the use thereof by the Corporation or VPHI, or any buildings, plants, structures, fixtures and improvements located thereon, including, any Remedial Order advising of any defects in the construction or state of repair thereof, requiring any work to be done with respect thereto, or advising of any other non-compliance with any Law, including with respect to fire, safety, land use planning, zoning, construction, occupancy or otherwise.
(c)To the Knowledge of the Vendor, no buildings, plants, structures or fixtures owned by the Corporation or VPHI encroach on any property adjoining or adjacent to the Owned Real Property on which they are located, and no buildings, plants, structures or fixtures located on any property adjoining or adjacent to the Owned Real Property encroach thereon. Neither Corporation nor VPHI is in default under any of the Permitted Encumbrances affecting the Owned Real Property, nor has it breached any of the terms thereof.
(d)The Owned Real Property is not subject to An Act respecting the preservation of agricultural land and agricultural activities (Québec).
(e)The Owned Real Property is not a recognized or a classified cultural property and is not situated in a historical or natural district, within a classified historic site or in a protected area within the meaning of the Law, nor is it subject to any restriction under the Cultural Heritage Act (Québec).
(f)The Owned Real Property is not part of a housing complex within the meaning of An Act respecting the Régie du Logement (Québec).
(g)There are no Claims, pending Claims or, to the Knowledge of the Vendor, threatened Claims against the Corporation or VPHI relating to the Facility or Owned Real Property and nor the Seller, the Corporation or VPHI is aware or has received notice of a cause of action, inspection or state of facts which could provide a valid basis for any of the foregoing or which could reasonably be expected to have a Material Adverse Effect on the Facility or Owned Real Property.
3.1.28No Expropriation
The Corporation and VPHI have not received any notice of expropriation of all or a portion of the Owned Real Property and the Vendor is not aware of any expropriation proceeding pending or threatened against or affecting all or a portion of the Owned Real Property.
3.1.29Environmental Matters
(a)All operations relating to the Business or activities of the Corporation and VPHI and its respective assets, including as conducted on the Facility, have been and are now, in compliance in all material respects with all Environmental Laws, including the maintenance and storage of certain pesticides and diesel oils currently being held on the premises of the Facility which are in compliance in all respects with Environmental Laws.
(b)All Environmental Permits as may be required for the operation of the Business or in connection with any of the property or assets of the Corporation and VPHI have been obtained and are valid and in full force and effect and are being complied with.

(c)The Corporation and VPHI have complied and is in compliance in all respects with all reporting and monitoring requirements under all Environmental Laws and the Environmental Permits and neither the Corporation nor VPHI have received any notice of any non-compliance with any Environmental Laws or Environmental Permits which have not been resolved to the satisfaction of the issuer of such notice, all of which have been disclosed to the Purchaser.
(d)Except in compliance in all material respects with all applicable Environmental Laws, the Corporation and VPHI have not used or permitted to be used any of its property or assets (including the Facility) or facilities or property which it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of or handle any Hazardous Substance and the Corporation and VPHI have not caused or permitted any Release, omission, spill or disposal, in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with any of its properties or assets or their use, or any property or asset which it previously owned or leased, or any such Release from a facility owned or operated by a third party but with respect to which the Corporation is or may reasonably be alleged to have liability.
(e)All Hazardous Substances and all other residual hazardous materials and other materials and substances used in whole or in part by the Corporation and VPHI have been disposed of, treated and stored by the Corporation or VPHI in compliance with all Environmental Laws.
(f)The Corporation nor VPHI have never received any notice of, or been prosecuted for, non-compliance with any Environmental Laws, or settled any allegation of noncompliance prior to prosecution, and the Corporation have VPHI have no knowledge of any facts or circumstances that could reasonably be expected to result in any Claim or Threatened Claim or result in any Damages to the Corporation or VPHI resulting from a breach or non-compliance with any Environmental Law. There are no underground or above-ground storage tanks or associated piping or Appurtenances (active or abandoned), containing any Hazardous Substances, including urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Facility.
(g)To the knowledge of the Vendor, there is no basis, whether in law or in equity, upon which the Corporation or VPHI, either on behalf of itself or the landlord, could become, responsible for any clean-up or corrective action pursuant to any Environmental Laws with respect to the Facility and/or the buildings, structures, additions or improvements thereon. Other than the Phase I Report, the Corporation and VPHI have never directly or indirectly engaged any Person to prepare and has never had in its possession or control, any environmental audits, site assessments and studies (including all drafts thereof) concerning or with respect to any current or former Owned Real Property of the Corporation or VPHI or the Facility or that are in any way related to the Business, whether lawful or otherwise. The Corporation and VPHI have no knowledge of any environmental audits, site assessments or studies (including all drafts thereof) concerning the Facility or other formerly leased property other than the Phase I Report.

(h)The Corporation or VPHI has obtained all Environmental Permits necessary to conduct the Business as now carried on and to own, use and operate the Assets.
3.1.30Employees
Section 3.1.31 of the Disclosure Letter is a true and complete list of all Employees of the Corporation and the Vendor has provided to the Purchaser true and complete copies of the employment Contracts for such Employees, if any, and there are no other agreements or arrangements (written or oral) respecting the employment of such Employees. Other than as set out in Section 3.1.31 of the Disclosure Letter, there are no other Employees of the Corporation. The Corporation is in compliance with, and to the knowledge of the Corporation, the respective Employee is in compliance with, the terms of the respective employment Contract. VPHI does not have Employees.
No retired employees of the Corporation are entitled to benefits from the Corporation. The Corporation is, as of the date hereof, in compliance in all material respects with all, and the Vendor is not aware of any such non-compliance with any, labour and employment legislation applicable to the Corporation and the Employees, including all employment standards, human rights, labour relations, occupational health and safety, pay equity, employment equity, employee privacy and workers' compensation or workplace safety and insurance legislation and there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation. The Vendor has delivered to the Purchaser true and complete copies of all permits issued under employment standards legislation that remain in effect. The Corporation has operated the Business in compliance with such permits.
3.1.31Collective Agreements
The Corporation is not a party, either directly or by operation of law, to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the knowledge of the Corporation, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of the Vendor, there has been no actual or threatened and there are no pending union organizing activities involving the Employees and the Corporation is not aware of any labour problems that might adversely affect the Business or lead to an interruption of operations.
3.1.32Benefit Plans
Section 3.1.33 of the Disclosure Letter sets forth a true and complete list of all Benefit Plans in respect to the Corporation's Employees. The Corporation has not made any promise, proposal or commitment, whether legally binding or not, to create any Benefit Plan that would affect any employee, consultant or contractor of the Corporation.
3.1.33Occupational Health and Safety
The Vendor has provided the Purchaser with all inspection reports under Occupational Health and Safety Acts relating to the Corporation received since the Bring-Down Date. There are no outstanding inspection Orders nor, to the knowledge of the Vendor, any pending or threatened charges made under any Occupational Health and Safety Acts relating to the Corporation or the Business or the business relating to the HC License.

There has been no fatal or critical accidents within the last three (3) years, which might lead to charges involving the Corporation under Occupational Health and Safety Acts. The Corporation has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to the Corporation which are currently outstanding.
3.1.34Workers' Compensation
There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "assessments") or any other communications related thereto which the Corporation has received from any workers' compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Time and there are no facts or circumstances relating to the Business of the Corporation as of the Closing Time which may reasonably be expected to result in an increase in liability to the Corporation from any applicable workers' compensation or workplace safety and insurance legislation, regulations, or rules after the Closing Time. The Corporation's accident cost experience relating to the Business is such that there are no pending or possible assessments and there are no claims or potential claims which may adversely affect the Corporation's accident cost experience.
3.1.35Litigation
There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievances, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to the Corporation, VPHI, the Business or any Assets, nor to the knowledge of the Vendor is any of the same pending or threatened or material. The Vendor is not aware of any state of facts which would provide a bona fide basis for any of the foregoing which would be materially adverse to the Corporation, VPHI or the Business if determined against it. There is not at present, any outstanding or pending Claims against the Corporation or VPHI, nor any Order that adversely affects the Corporation or VPHI in any way or that in any way relates to this Agreement or the transactions contemplated herein.
3.1.36Insurance
Section 3.1.37 of the Disclosure Letter is a true and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation and VPHI as of the date hereof. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to the Purchaser. Neither the Corporation nor VPHI is in default with respect to the payment of premiums or in any other material respect with the provisions contained in any such insurance policy. For any current claim that has not been settled or finally determined, the Corporation and VPHI have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. All such policies of insurance are in full force and effect and the Corporation and VPHI are not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.1.37Intellectual Property Rights
(a)Complete. The Québec IP, the Technology and Confidential Information exercised in, used in or related to the Business are sufficient and complete to enable the Corporation to carry on the Business as currently carried on.
(b)Infringements by the Corporation. The Corporation's conduct of the Business and the Corporation's use and exploitation of the Québec IP, the Technology or Confidential Information exercised in, used in or related to the Business has not infringed, misused, violated or breached any Intellectual Property rights of any person and is in accordance with all agreements under which the Corporation has the right to use or license any third-party Intellectual Property rights. No person has instituted or threatened any proceeding or action against the Corporation alleging any infringement, violation or misappropriation by the Corporation of any Intellectual Property rights of any person.
3.1.38Bank Accounts
The name of each bank or other depository in which the Corporation and VPHI maintain any bank account, trust account or safety deposit box is set forth in Section 3.1.39 of the Disclosure Letter, along with the particulars thereof including the names of all persons authorized to draw thereon or who have access thereto.
3.1.39Securities Legislation
The Corporation and VPHI are each a "private issuer" within the meaning of National Instruments 45-106.
3.1.40Vendor's Residency
The Vendor is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada).
3.1.41Privacy Matters
The Corporation and VPHI carry on and have carried on the Business in material compliance with all Applicable Laws relating to the protection of Personal Information wherever such Personal Information may be situated. In addition, to the knowledge of the Vendor, there are no facts or circumstances that would reasonably be expected to give rise to breach or alleged breaches of, or non-compliance with, any Privacy Law.
3.1.42Product Warranty
Except as disclosed in Section 3.1.43 of the Disclosure Letter, there are no pending or, to the knowledge of the Vendor, threatened civil, criminal or administrative investigations or proceedings relating to (i) any alleged hazard or defect in, manufacture, sale, or health and safety, including any failure to warn or alleged breaches of express or implied warranty, relating to any product manufactured, distributed or sold by or on behalf of the Corporation and VPHI in connection with the Business or (ii) any breach of any of the product warranties, indemnities or performance guarantees given to customers of the Business.

3.1.43Disclosure
None of the foregoing representations and warranties in this Section 3.1 contain any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading in any material respect.
3.1.44Protection of Confidential Information
The Corporation and VPHI have taken commercially reasonable precautions and made commercially reasonable efforts to protect the Confidential Information related to or used in the Business from disclosure to, or access or use by, unauthorized Persons, as well as from loss, harm, theft, tampering, copying, modification, destruction, sabotage and transmission. The Vendor is not aware of any information, security or confidentiality related to the Business having been breached by any Person.
3.2Representations and Warranties of the Purchaser
Each of the Purchaser and C3, on a joint and several basis, represent and warrant to the Vendor as of the date hereof and as of the Closing Date as follows and acknowledge that the Vendor is relying upon such representations and warranties in entering into this Agreement:
3.2.1Corporate Matters
(a)Each of C3 and Purchaser is a corporation duly incorporated, organized and not dissolved under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Purchaser or C3 or, to the best of the Purchaser's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser, C3 or any Affiliate.
(b)Each of C3 and Purchaser has all necessary power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.
(c)Each of C3 and Purchaser has taken, or will take by Closing, all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.
(d)This Agreement has been, and each Closing Document to which each of C3 and Purchaser is a party will on Closing be, duly executed and delivered by each of C3 and Purchaser, and this Agreement constitutes, and each Closing Document to which each of C3 and Purchaser is a party will on Closing constitute, a valid and binding obligation of each of C3 and Purchaser enforceable against them in accordance with its terms.
(e)Each of C3 and Purchaser has all necessary power and authority to own or lease its property and assets and to carry on its business as presently carried on. Neither the nature of the business nor the location or character of any of the assets requires each of C3 and Purchaser or any Affiliate to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than in the Province of Québec.

3.2.2Absence of Conflicting Agreements
None of the execution and delivery of, nor the observance and performance by each of C3 and Purchaser of, any covenant or obligation under, this Agreement or the Closing Documents to which they are a party or the Closing contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation affecting each of C3 and Purchaser under:
(a)any Applicable Law;
(b)any License;
(c)the Articles, by-laws, or resolutions of the directors or shareholders of each of C3 and Purchaser; or
(d)the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which the Purchaser is a party, or by which it is bound or affected.
None of the execution and delivery of, nor the observance and performance by each of C3 and Purchaser of, any covenant or obligation under, this Agreement or the Closing Documents to which it is a party, or the Closing relieves any other party to any Contract of that party's obligations thereunder or enables it to terminate its obligations thereunder.
3.2.3Consents and Approvals
Except as set forth in Section 3.2.3 of the Purchaser Disclosure Letter, no consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by each of C3 and Purchaser in connection with
(a)the Closing,
(b)the execution and delivery by each of C3 and Purchaser of this Agreement or any Closing Document to which it is a party,
(c)the observance and performance by each of C3 and Purchaser of its obligations under this Agreement or any Closing Documents to which it is a party, or
(d)to avoid the loss or any restriction of any License relating to the business of each of C3 and Purchaser as a result of any of the foregoing.
3.2.4Investment Canada Act
The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act.
3.3Interpretation
Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

3.4Commission
Other than as set out in Section 3.4 of the Disclosure Letter, each Party represents and warrants to each other Party that no Party will be liable for any brokerage commission, finder's fee or other similar payment in connection with the transactions contemplated hereby.
3.5Non-Waiver
No investigations made by or on behalf of a Party at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the other Party in this Agreement or in any Closing Document. No waiver by the Purchaser or any Vendor, as the case may be, of any condition, in whole or in part, shall operate as a waiver of any other condition or affect the right to indemnification pursuant to Article 4 hereof.
3.6Qualification of Representations and Warranties
Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:
(a)specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and
(b)enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.
3.7Survival of Representations and Warranties of Vendor
All representations, warranties, statements, covenants and agreements made by the Vendor in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:
(a)the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.5 3.1.6 and 3.1.7 of this Agreement shall survive the Closing and continue without time limit;
(b)the representations and warranties set forth in Section 3.1.16 (the "Vendor Tax Reps") shall survive the Closing Date and continue until six months following the expiration of any time within which an assessment, reassessment or similar document or determination may be issued under any Applicable Law and after such period, the Vendor shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;
(c)all of the other representations and warranties contained in this Agreement or any Closing Document shall survive for a period of eighteen (18) months from the Closing Time; and after such period, the Vendor shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and
(d)all covenants and agreements of the Vendor contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit.

For greater certainty, there shall be no limitation on the right of the Purchaser to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Vendor.
3.8Survival of Representations and Warranties of Purchaser
All representations, warranties, statements, covenants and agreements made by the Purchaser in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:
(a)the representations and warranties set forth in Section 3.2.1 of this Agreement shall survive the Closing and continue without time limit;
(b)all of the other representations and warranties contained in this Agreement or any Closing Document shall survive for a period of eighteen (18) months from the Closing Time; and after such period, the Purchaser shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and
(c)all covenants and agreements of the Purchaser contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit.
For greater certainty, there shall be no limitation on the right of the Vendor to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Purchaser or any Affiliate.
3.9Financing
The Purchaser has, or has a binding commitment for, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of that portion of the Purchase Price payable at Closing and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE 4
OTHER COVENANTS OF THE PARTIES
4.1Positive Covenants
During the period from the date of this Agreement to the Closing Time, the Vendor shall cause the Corporation to:
(a)will use commercially reasonable efforts to cause the Closing Date to occur on or before 120 days after the execution of this Agreement;
(b)obtain the Environmental Audit;
(c)except as otherwise contemplated or permitted by this Agreement, conduct the Business in the ordinary course;
(d)maintain all policies of insurance maintained by or for the benefit of the Corporation and give all notices and present claims under all insurance policies in a timely fashion;
(e)comply, in all material respects, with all Applicable Laws affecting the Business and operations of the Corporation;

(f)cooperate with the Purchaser and use all reasonable efforts to obtain and diligently assist the Purchaser in obtaining all necessary consents, approvals and authorizations under any Applicable Law to the transactions contemplated by this Agreement;
(g)except as otherwise contemplated or permitted by this Agreement, promptly advise the Purchaser in writing (i) of any fact or any change in the Business, operations, affairs, Assets, liabilities, capitalization, financial condition or prospects of the Corporation that has or could reasonably be expected to have, a Material Adverse Effect; (ii) of any breach by the Corporation or VPHI of any covenant or agreement contained in this Agreement; (iii) of any death, disability, resignation, termination of employment or service or other departure of any director, officer or any Senior Person in Charge of Corporation (as applicable) and VPHI; and (iv) any event, happening or circumstance which would make any representation or warranty provided herein by the Vendor materially untrue or misleading;
(h)take all actions within its power and control to satisfy and fulfill the conditions set out in Section 6.2; and
(i)promptly advise the Purchaser in writing of, and provide the Purchaser with copies of, all correspondence with Health Canada or any other Governmental Authority relating to the HC License.
4.2Negative Covenants
During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated or permitted by this Agreement, the Vendor shall cause the Corporation and VPHI to not, except (i) as contemplated, required or permitted pursuant to this Agreement, (ii) required by Applicable Law or Governmental Authority, or (ii) with the prior written consent of the Purchaser:
(a)take any action or fail to take any action with Health Canada or any other Governmental Authority that would or could reasonably be expected to adversely affect the HC License;
(b)enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;
(c)carry out, enter into, or agree to enter into, any agreement, arrangement, understanding or transaction described in Section 3.1.15;
(d)amend its Articles or by-laws, or reorganize, amalgamate or merge with any other corporation;
(e)make any change to the capital structure of the Corporation or VPHI, the issued and outstanding securities of the Corporation or VPHI, or declare or pay a dividend or make other distributions;
(f)issue, grant, pledge, award, deliver or sell, or authorize the issuance, grant, pledge, award, delivery or sale of, any shares, options, warrants or similar rights exercisable or exchangeable for or convertible into securities of the Corporation or VPHI (including for greater certainty, any options);

(g)mortgage, pledge, grant a security interest in or otherwise create an Encumbrance on any of the property or assets of the Corporation or VPHI other than in the ordinary course of the Business;
(h)dispose of or revalue any of the property or assets of the Corporation or VPHI other than the sale of Inventory in the ordinary course of the Business;
(i)terminate, cancel, modify or amend in any material respect or take or fail to take any action which would entitle any party to any Contract or License to terminate, cancel, modify or amend any such Contract or Licenses;
(j)enter into any Contract that is material or is outside the ordinary course of Business;
(k)in respect of the Business, make any capital expenditure or authorize any capital expenditure or make any commitment for the purchase, construction or improvement of any capital assets;
(l)make any change in its accounting principles, policies, practices or methods;
(m)cancel, compromise, waive or release any right or Claim (as defined in Section 5.1) relating to the Business;
(n)create, incur, assume or otherwise become liable with respect to, in one transaction or in a series of related transactions, any debt or guarantees of any debt;
(o)make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;
(p)terminate, or amend the terms of, any employment Contract, or grant any increase in the rate of wages, salaries, bonuses or other remuneration of any person who is an employee of the Corporation or of any Senior Person in Charge as of the date of this Agreement including any increase in benefits or contingent payments tied to the Closing; or
(q)agree, commit or enter into any understanding to take any actions enumerated in this Section 4.2.
4.3Positive Covenants of the Purchaser and C3
During the period from signing of this Agreement to the Closing Date, the Purchaser and C3:
(a)will use commercially reasonable efforts to cause the Closing Date to occur on or before 120 days after the execution of this Agreement;
(b)except as otherwise contemplated or permitted by this Agreement, will promptly advise the Vendor in writing (i) of any breach by the C3 or the Purchaser of any covenant or agreement contained in this Agreement or (ii) any event, happening or circumstance which would make any representation or warranty provided herein by the Vendor materially untrue or misleading;

(c)will promptly advise the Vendor in writing of, and provide the Vendor with copies of, all correspondence with Health Canada or any other Governmental Authority relating to HC License; and
(d)will take all actions within its power and control to satisfy and fulfill the conditions set out in Section 6.3; and
(e)will do all necessary actions in order to implement the Contemplated Financing prior to the Closing Date.
4.4Negative Covenants of the Purchaser and C3
During the period from the date of this Agreement to the Closing Time, except as otherwise contemplated or permitted by this Agreement, the Purchaser and C3 shall not, except (i) as required or permitted pursuant to this Agreement, (ii) required by Applicable Law or Governmental Authority, or (iii) with the prior written notice to the Vendor:
(a)take any action or fail to take any action with Health Canada or any other Governmental Authority that would or could reasonably be expected to adversely affect the HC License or take any action to negatively impact the treatment of the HC License; or
(b)enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement.
4.5Non-Competition by the Vendor and Affiliates
The Vendor shall not, and shall ensure that its Affiliates do not, without the prior written consent of the Purchaser, at any time within the period of five years following the Closing, be in competition with the Business of the Corporation and the Purchaser or otherwise compete in the creation of agglomerate of business in the cannabis sectors and the creation of a centre of excellence in the cannabis sector within the province of Québec (a “Competitive Business”); provided, however, that the foregoing shall not prevent the Vendor and its Affiliates from purchasing, subscribing for, or owning, in the aggregate, up to five percent (5%) of the outstanding shares, partnership interest, trust interest or other ownership interest or indebtedness of any Person that carries on all or a portion of a Competitive Business listed on a recognized stock exchange.
4.6Non-Solicitation of Employees
For a period of five years after the Closing, the Vendor and the Affiliates shall not, without the prior written consent of the Purchaser, and shall ensure that its Affiliates do not, directly or indirectly, solicit for employment or an independent contractor arrangement any persons who are officers or employees of the Corporation immediately after the Closing; provided, however, that the foregoing provision shall not prohibit the Vendor or any of its Affiliates from conducting general employment solicitations by newspaper or other mass media which are not targeted directly to or at the Corporation’s employees (collectively, the “Restrictive Covenant”).
4.7.Tax Covenants
(a)Tax Returns. The Vendor shall prepare, or cause to be prepared, all income Tax Returns of the Corporation and VPHI which are required to be filed after the Closing Date, with respect to any taxation year ending as a result of the Closing, for which income Tax Returns have not been filed as of the Closing Date ("Stub Returns"). Such Stub Returns shall be prepared and filed on a basis consistent with applicable Laws and the past practices and procedures.
(b)Refunds. If the Corporation or VPHI receives a refund of Taxes in respect of any taxation year ending on or before the Closing Date which is not included in the final Closing Date Statements, the amount of such refund shall promptly be paid, or caused to be paid, by the Purchaser to the Vendor as an adjustment to the Purchase Price.
(c)Cooperation. The Vendor and the Purchaser shall cooperate with each other as and to the extent reasonably requested by the other Party, connection with tax matters relating to the Corporation and VPHI, including preparation and filing of Tax Returns and any audit, administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Law. The Purchaser covenants that, except with the consent of the Vendor, it will not request, or cause or allow the Corporation or VPHI to request, any audits by any Governmental Authority of any Tax Return or matter of or affecting the Corporation or VPHI in respect of any taxation year (or portions thereof) ending on or before the Closing Date, and that it will not cause or allow the Corporation or VPHI to originate the amending or refiling of any such Tax Return or file any waivers, notifications, or disclosures, for any taxation years (or portions thereof) of the Corporation or VPHI ending on or before the Closing Date, unless such amending, refiling, notification, or disclosure, is required by Law.
(d)Section 56.4 Election. The Purchaser and the Vendor intend that the conditions set out in section 56.4(7) of the Tax Act have been met such that section 56.4(5) of the Tax Act applies to any "restrictive covenants" (as defined in section 56.4(1) of the Tax Act) granted by the Vendor (in this Section 4.7, the "Non-Competition Covenants"). For greater certainty: (a) for the purposes of section 56.4(7)(d) of the Tax Act, no proceeds will be attributable, allocable, received or receivable by the Vendors for granting the Non-Competition Covenants other than nominal consideration of $1.00; (b) the Non-Competition Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Shares; and (c) the Purchaser would not purchase the Purchased Shares without having the benefit of the Non-Competition Covenants. The Purchaser will, within 5 Business Days of a written request from a Vendor to do so, make jointly with a Vendor one or more elections, prepared by the Vendor, pursuant to or in respect of section 56.4(7) of the Tax Act in the required manner and using a form prescribed for such purposes (if applicable) and otherwise reasonably acceptable to their respective tax advisors, as will cause section 56.4(5) of the Tax Act to apply to the Non-Competition Covenants granted by the Vendor. Other than the nominal consideration of $1.00, such election will reflect that the Parties have allocated no consideration to the Non-Competition Covenants. The Purchaser will not be responsible for any late filing penalties and will have no liability to the Vendor or otherwise with respect to the Tax consequences associated with any such election.
4.8Environmental Remediation
(a)The Parties acknowledge that the Vendor has commenced a phase 1 environmental audit (the "Environmental Audit") on the lands comprising the

Facility. If the Environmental Audit requires remediation under any Environmental Law (the "Remediation Work"), the Parties agree to obtain three quotes (one of the Venders’ selection, one of the Purchaser’s selection, and the third by a service provider agreed to by the Parties acting jointly) for the Remediation Work and that the average of the two quotes closest in price will be the deemed value of the Remediation Work (the “Remediation Cost”).
(b)In the Vendor's sole discretion, the Vendor can elect to (i) complete the Remediation Work at its own cost; (ii) reduce the Purchase Price by the amount of the Remediation Cost; or (iii) terminate this Agreement;
(c)In the event the Vendor elects to:
(i)reduce the Purchase Price by the amount of the Remediation Cost, the Vendor will have no further liability or obligation for any Remediation Work; or
(ii)complete the Remediation Work, the parties will, acting reasonably, establish a framework for the completion of such Remediation Work.
(e)The parties acknowledge and agree that the completion of the Remediation Work is not a condition to the completion of the transactions contemplated by this Agreement.
4.9Pre-Closing Reorganization.
The Vendor shall following the execution of this Agreement and prior to the Closing Time, cause the Pre-Closing Reorganization to be completed. The Vendor and Purchaser acknowledge and agree that the planning for and implementation of any Pre-Closing Reorganization will not be considered a breach of any covenant under this Agreement and will not be considered in determining whether a representation or warranty of the Vendor hereunder has been breached. The Vendor and the Purchaser will work cooperatively and use commercially reasonable efforts to prepare prior to the Closing Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Closing Reorganization.
ARTICLE 5
INDEMNIFICATION
5.1Definitions
As used in this Article 5:
"Claim" means any demand, action, suit, proceeding, claim (other than contractual claims in the ordinary course of the Business that are not in dispute), grievance, arbitration, assessment, reassessment, judgment or settlement or compromise relating thereto;
"Defence Notice" has the meaning set out in Section 5.6;
"Defence Period" has the meaning set forth in Section 5.6;
"Defending Party" has the meaning set forth in Section 5.7;
"Direct Claim" means any Indemnification Claim by an Indemnified Party against an Indemnifier which does not result from a Third-Party Claim;

"Indemnification Claim" means any act, omission or state of facts or Claim which may give rise to a right to indemnification under Section 5.2 or 5.3;
"Indemnified Party" means any Person entitled to indemnification under this Agreement;
"Indemnifier" means any Party obligated to provide indemnification under this Agreement;
"Indemnity Payment" means any amount of Loss required to be paid pursuant to Section 5.2 or 5.3;
"Loss" means any and all loss, liability, damage, cost or expense resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, reassessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and consequential damages;
"Representative" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representatives of an Indemnified Party;
"Third Party Claim" means any Indemnification Claim asserted against an Indemnified Party or the Corporation, that is paid or payable to, or claimed by, any Person who is not a Party or an affiliate of a Party; and
"Third Party Claim Notice" has the meaning set out in Section 5.5.
5.2Indemnification by Vendor
Subject to the limitations set out in Section 5.11, the Vendor shall indemnify, defend and save harmless the Purchaser and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:
(a)subject to Section 3.7, any misrepresentation or breach of warranty made or given by the Vendor in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document;
(b)any failure by the Vendor to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; and
(c)any Taxes owned, assessed or disclosed under any voluntary disclosure program to any Governmental Authority related to periods prior to Closing Date.
5.3.Indemnification by the Purchaser
Subject to the limitations set out in Section 5.11, the Purchaser and C3 shall, on a joint and several and several basis, indemnify, defend and save harmless the Vendor and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:
(a)subject to Section 3.8, any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; and

(b)any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.
5.4Agency for Representatives
Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party's Representatives on behalf of that Representative.
5.5Notice of Third Party Claims
If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, ("Third Party Claim Notice") but in any event no later than 30 days (or such shorter period as is required so as not to prejudice the defense in the circumstances) after receipt of such notice of such Third Party Claim. The Third-Party Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. If, through the fault of the Indemnified Party, the Indemnifier does not receive the Third Party Claim Notice in time to effectively contest the determination of any liability susceptible of being contested, such defense is materially prejudiced or the cost of any such defense is increased, then the liability of the Indemnifier shall be reduced but only to the extent that Losses are attributable to the Indemnified Party's failure to give the Third Party Claim Notice on a timely basis.
5.6Defence of Third-Party Claims
The Indemnifier, provided it acknowledges its liability to indemnify in respect of a Third-Party Claim, may participate in or assume the defense of such Third-Party Claim by giving notice ("Defense Notice") to that effect to the Indemnified Party not later than 30 days (or such shorter period as is required so as not to prejudice the Indemnified Party) after receiving the Third-Party Claim Notice (the "Defense Period"). The Indemnifier's right to do so shall be subject to the rights of any insurer or other third party who has potential liability in respect of that Third-Party Claim. The Indemnifier shall pay all of its own expenses of participating in or assuming such defense. The Indemnified Party shall co-operate in good faith in the defense of each Third-Party Claim, even if the defense has been assumed by the Indemnifier and may participate in such defense assisted by counsel of its own choice at its own expense. If the Third Party Claim involves a Claim by a Governmental Authority requiring the payment of any Taxes and the failure to make such payment by a particular time would result in the imposition of any fine or penalty or would impair the ability to defend such Claim and the Indemnified Party gives notice thereof to the Indemnifier, the Indemnifier shall make the required payment on behalf of the Indemnified Party prior to the required time and the Indemnified Party shall reimburse the Indemnifier in the event it is subsequently determined that the payment made by the Indemnifier on behalf of the Indemnified Party does not qualify as an Indemnity Payment.
5.7Assistance for Third Party Claims
The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defense of any Third-Party Claim (the "Defending Party"),
(a)those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third-Party Claim; and

(b)all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third-Party Claim, and shall otherwise co-operate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.
5.8Settlement of Third-Party Claims
If an Indemnifier elects to assume the defense of any Third-Party Claim as provided in Section 5.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. However, if (a) the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defense of such Third Party Claim or (b) the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days (or such shorter period as is required so as not to prejudice the Indemnified Party) after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defense of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.
Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into or cause any compromise or settlement of any Third-Party Claim unless:
(a)the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably; and
(b)the Third Party Claim and any Claim or liability of the Indemnified Party with respect thereto is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim and any Claim or liability which may arise in respect thereof to other Persons as a result of the Claim being asserted against such other Persons by the Person making the Third Party Claim.
5.9Direct Claims
The Indemnified Party shall give notice of a Direct Claim by notifying the Indemnifying Party in writing in accordance with the notice provision in this Agreement. The Indemnifier shall have 30 days from receipt of such notice within which to make such investigation as the Indemnifier considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifier the information relied upon by the Indemnified Party to substantiate its right to be indemnified under Section 4.3, together with all such other information as the Indemnifier may reasonably request. If the Parties fail to agree at or before the expiration of such 30-day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

5.10Failure to Give Timely Notice
A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure, including due to increase in the cost of the defense of any Claim.
5.11Limitation of Liability
Other than (i) any fraudulent or any intentional breach of any obligation or provision of this Agreement, or (ii) any Claim which is based upon intentional misrepresentation or fraud:
(a)the maximum aggregate liability of the Vendor under this Agreement shall not exceed $2,550,000; provided, however, that the maximum aggregate liability of the Vendor in relation to a breach of the representations in Sections 3.1.1, 3.1.2(a) 3.1.4, 3.1.5, 3.1.6 or 3.1.16 shall not exceed (i) if the Purchase Price has been paid in full, $12,750,000; or (ii) if the First Installment and/or the Principal Installment Payments have not yet been made, the actual amount of the Purchase Price paid to the Vendor by the Purchaser;
(b)the Purchaser shall not be entitled to make any indemnity claim under this Article 5 until the aggregate amount of all Claims exceeds $50,000. Once the total of all Claims exceeds $50,000, then the Purchaser shall be entitled to make a claim for all Claims incurred (for greater certainty, it being agreed that in the event such threshold is reached or exceeded, the Purchaser shall be entitled to recover the first $50,000 of Claims and any Claims in excess of such amount); provided, however, that this Section 5.11(b) shall not apply to any Claim in respect any breach of the representations and warranties made in Sections 3.1.1, 3.1.2(a), 3.1.4, 3.1.5, 3.1.6 or 3.1.16 or in respect of a breach of any covenant in Sections 4.5 or 4.6; and
(c)the Vendor's indemnification obligation in relation to a breach of Vendor Tax Reps shall not apply to any Taxes, including without limitation, any Taxes owed by Corporation and VPHI indicated in Schedule 3.1.16, or other amounts arising in respect of a proposed or actual reduction of the tax attributes, deductions or credits of the Corporation nor shall such indemnification obligations apply in respect of any Taxes to the extent that such Taxes were or could have been reduced through the application or potential application of the Corporation's tax attributes, deductions, or credits available for any taxation year.
5.12Sole Remedy
The rights of indemnity set forth in this Article 4 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement other than those remedies arising with respect to any intentional misrepresentation, fraud or willful misconduct. The rights of indemnity set forth in this Article 4 are not, for clarity, the sole and exclusive remedy under any instruments or documents, including the Closing Agreements, delivered pursuant to this Agreement. This Article 5 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any Closing Document or by any termination or rescission of this Agreement or any part hereof.

5.13Set-Off
The Purchaser shall be entitled to set off the amount of any Loss subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor under this Agreement, provided that if the amount of such Loss has been agreed or finally determined by a court of competent jurisdiction, but has not been satisfied in full by the Vendor, the Purchaser may deduct from amounts payable to the Vendor pursuant to this Agreement some or all of the amount remaining due to the Purchaser in respect of such Loss. The Purchaser shall not be entitled to set off the amount of any Loss related to Taxes subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the Vendor without Purchaser’s prior written consent.
5.14Survival, Non-Waiver
The rights, remedies and recourses of the Purchaser and the Vendor hereunder shall not be affected by the Closing having occurred, by any investigation made by or on behalf of the Purchaser or the Vendor, as applicable, by the Purchaser or the Vendor, as applicable, lawfully terminating or failing to terminate this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release executed by the Purchaser or the Vendor, as applicable.
5.15Mitigation
The Indemnified Party will take commercially reasonable steps to mitigate all Loss, including availing itself of any defences, limitations, rights of contribution, claims against third persons, and other rights at law or equity and will provide such evidence and documentation of the nature and extent of the Loss as may be reasonably requested by the Indemnifying Party and in determining the amount of any Loss, reasonable mitigation will be taken into account.
5.16Insurance and Recovery
(a)The amount of any Claim incurred by an Indemnified Party under this Article 4 shall be net of any insurance proceeds actually received by such Indemnified Party relating to the facts giving rise to the right of indemnification and, if an Indemnified Party, receives such proceeds after receipt of payment from the relevant Indemnifying Party, then the amount of such proceeds, net of reasonable expenses incurred in obtaining such proceeds, shall be paid to such indemnifying Party. Each Party shall promptly, and in any case within the time periods prescribed in any insurance policies maintained by such Party, provide its insurer written notice and present all potential insured claims to the insurer for coverage and comply with the requirements of its insurance policy in respect thereto.
(b)No Indemnified Party shall be entitled to indemnification more than once under this Article 4 with respect to the same matter.
ARTICLE 6
CLOSING
6.1Place of Closing
The Closing shall take place at the Closing Time at the offices of Dunton Rainville LLP, or at such other places as may be agreed upon by the Vendor and the Purchaser, or virtually by email exchange of signatures pages.

6.2Purchaser's Conditions
The Purchaser shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 6.2 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Purchaser and the Purchaser may waive any of them in whole or in part in writing.
6.2.1Accuracy of Representations and Performance of Covenants
At the Closing Time, all of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all material respects as if made at and as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given), and the Vendor shall have observed or performed in all respects all of the obligations, covenants and agreements which it must perform at or before the Closing Time.
6.2.2Consents, Authorizations and Registrations
All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with), required for the Closing and listed in Section 3.1.4 of the Disclosure Letter (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Time.
6.2.3No Material Adverse Change
No material adverse change shall have occurred since the Bring-Down Date with respect to the Condition of the Business, including, in particular, with respect to HC License.
6.2.4Litigation
No Order shall have been entered that prohibits or restricts the Closing.
6.2.5Sale-Lease Back
All conditions precedent to the closing of the Contemplated Financing, other than the completion of the purchase and sale of the Purchased Shares hereunder, will be complete.
6.2.6Arrangement
The Arrangement will have been completed in accordance with the terms of the Arrangement Agreement.
6.2.7Environmental Audit
The Environmental Audit will be complete.

6.2.8Tolling Agreement
The Tolling Agreement will have been assigned by the Vendor to the Corporation.
6.2.9Receipt of Closing Documents
The following documentation relating to the sale and purchase of the Purchased Shares will have been delivered to counsel for the Purchaser:
(a)share certificates representing the Purchased Shares, duly endorsed for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record
(b)minute books and share transfer records of Corporation and VPHI, including any predecessor entities;
(c) an officer's certificate of the Vendor certifying (i) the matters in Section 6.2.1; (ii) that no Material Adverse Effect has occurred since the date of this Agreement and (iii) that the Pre-Closing Reorganization has been completed;
(d)all of the Books and Records and SOP of and related to the Corporation and VPHI. Purchaser agrees that it will preserve the Books and Records so delivered to it for a period of ten years from the Closing Date, or for any longer period as is required by any Applicable Law, and will permit the Vendor or its Representative reasonable access to them in connection with the affairs of the Vendor, but the Purchaser will not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any Books and Records;
(e)satisfactory evidence from Health Canada that the Migration has occurred and that the Corporation is up to date with the HC License;
(f)confirmation of transfer of all bank accounts and usernames and passwords and access codes;
(g)the Quebec IP Escrow Agreement duly executed by the Vendor;
(h)resignation and waivers of officers and directors of the Corporation and VPHI;.
(i)all material documentation related to the HC License issued by Health Canada;
(j)a release from the Vendor in a form acceptable to the Purchaser, acting reasonably of all claims against the Corporation and VPHI up to the Closing Time;
(k)certified copies of the resolutions of the Vendor, Corporation and VPHI relating to the matters contemplated by this Agreement;
(l)receipt of the Environmental Audit;
(m)confirmation of the payment of all Taxes owed by the Corporation and/or VPHI;

(n)any applicable access codes, including without limitation, ClickSecur and all other similar codes;
(o)all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith;
(collectively, the "Vendor Closing Documents").
All actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of their obligations under this Agreement, shall be satisfactory in form (as to certification and otherwise) and substance to the Purchaser and its counsel, acting reasonably. The Purchaser shall have received copies of the Vendor Closing Documents required to be delivered on or before Closing.
6.3Vendor's Conditions
The Vendor shall be obliged to complete the Closing only if each of the condition’s precedent set out in this Section 5.3 have been satisfied in full at or before the Closing Time. Each of such condition’s precedent is for the exclusive benefit of the Vendor and the Vendor may waive any of them in whole or in part in writing.
6.3.1Accuracy of Representations and Performance of Covenants
At the Closing Time, all of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as if made at and as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given), and the Purchaser shall have observed or performed in all respects all of the obligations, covenants and agreements which it must perform at or before the Closing Time.
6.3.2Consents, Authorizations and Registrations
All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing and listed in Section 3.2.3 of the Purchaser Disclosure Letter (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Time.
6.3.3Litigation
No Order shall have been entered that prohibits or restricts the Closing or the transfer of the Purchased Shares.
6.3.4Environmental Audit
The Environmental Audit will be complete.

6.3.5Receipt of Closing Documents
The following documentation relating to the sale and purchase of the Purchased Shares will have been delivered to counsel for the Vendor;
(a)payment of the First Instalment to the Vendor by wire transfer to an account designated by the Vendor, less amounts owing to Hyde Advisory & Investments Inc. ("Hyde") in accordance with 6.3.5(b);
(b)payment of all amounts owing to Hyde as set out in the Advisory and Success Fee Agreement dated February 28, 2022 between Hyde and the Vendor by wire transfer to an account designated by Hyde;
(c)certified copies of all resolutions of the Purchaser relating to the matters contemplated by this Agreement;
(d)all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the tacking of all corporate proceedings in connection therewith;
(e)an officer's certificate of the Purchaser certifying the matters in Section 6.3.1;
(f)the Quebec IP Escrow Agreement, together with the Quebec IP Assignment Agreements delivered in escrow thereunder, each duly executed on behalf of the Corporation; and
(g)all such documentation or other evidence as the Vendor may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith.
(collectively, the "Purchaser Closing Documents").
All actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser's obligations under this Agreement, shall be satisfactory in form (as to certification and otherwise) and substance to the Vendor and its counsel. The Vendor shall have received copies of the Purchaser Closing Documents required to be delivered on or before Closing.
6.4Waiver
Any Party may waive, by notice to the other Parties, any condition set forth in this Article 6 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.
ARTICLE 7-TERMINATION
7.1Termination Events
This Agreement may, by notice given prior to or at the Closing, be terminated:
(a)    by the Purchaser if:

(i)any of the conditions in Section 6.2 have not been satisfied as of the Closing Time in the opinion of the Purchaser, acting reasonably, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Time; or
(ii)there has been a material breach of any representation, warranty, covenant or agreement made by the Vendor under this Agreement and such breach has not been waived by the Purchaser or cured by the Vendor within 10 days of the Vendor's receipt of written notice of such breach from the Purchaser; or
(iii) if the Environmental Audit required the Vendor to complete Remediation Work and the Vendor has not, within 30 days of the determination of the Remediation Costs, (A) commenced the Remediation Work; or (B) notified the Purchaser that it elects to reduce the Purchase Price by the Remediation Cost in accordance with Section 4.8(c)(i);
(b)    by the Vendor if:
(i)any of the conditions in Section 6.3 has not been satisfied as of the Closing Time in the opinion of the Vendor, acting reasonably, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Vendor to comply with their obligations under this Agreement) and the Vendor has not waived such condition on or before the Closing Time; or
(ii)there has been a material breach of any representation, warranty, covenant or agreement made by the Purchaser under this Agreement and such breach has not been waived by the Vendor or cured by the Purchaser within 10 days of the Purchaser's receipt of written notice of such breach from the Vendor;
(c)    by mutual consent of the Purchaser and the Vendor; or
(d)    by either the Purchaser or the Vendor if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2023, or such other date as the Parties may agree upon in writing.
7.2Frustration of Closing Conditions
Neither the Vendor nor the Purchaser may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement, on the failure of any conditions set forth in Sections 6.2 or 6.3 to be satisfied, if such failure was caused, in the case of the Vendor, by the Vendor’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, or if by the Purchaser, the Purchaser’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

7.3Effect of Termination
Each Party’s right of termination under Article 7 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate, except that the obligations in Section 8.1 shall survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.
ARTICLE 8
GENERAL
8.1Expenses
Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.
8.2Notices
(a)Method of Delivery. Any notice, demand or other communication (in this Section, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:
(i)delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address set forth below; or
(ii)sent by any electronic means of sending messages ("Electronic Transmission"), including facsimile transmission and e-mail, during normal business hours on a Business Day;
in the case of a notice to the Vendor, addressed to it at:
Emerald Health Therapeutics, Inc.
c/o 2500 – 666 Burrard Street
Vancouver, BC V6C 2X8 Attention:
E-mail:
with a copy to:
Bennett Jones LLP
2500 – 666 Burrard Street
Vancouver, BC V6C 2X8
Attention:    [****]
E-mail:        [****]

and in the case of a notice to the Purchaser, addressed to it at:
to the Purchaser at:
212B Boulevard LabelleRosemère, QuébecJ7A 2H4
Attention:    [****]
E-mail:    [****]
with a copy to:
DUNTON RAINVILLE LLP
800 Square Victoria, Suite 4300Montreal, Québec, H4Z 1H1
Attention:    [****]
E-mail:        [****]
(b)     Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:
(i)in the case of personal delivery, if delivered before 5:00 p.m., on the day it was delivered; otherwise, on the first Business Day thereafter; or
(ii)in the case of Electronic Transmission, on the same day that it was sent if sent on a Business Day before 5:00 p.m. (recipient's time) on such day, and otherwise on the first Business Day thereafter.
Any Party may change its address for notice by written notice delivered to the other Parties.
8.3Public Announcements
Except as may be required by Law, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement without consulting with the other Party prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties. If such advance consultation is not reasonably practicable or legally permitted, to the extent permitted by applicable Law, the disclosing Party shall provide the other Party with a copy of any written disclosure made by such disclosing Party as soon as practicable thereafter. For greater certainty, the Parties hereby agree that if any material change report is required to be filed following the public announcement of this Agreement by any Party hereto, such material change report shall be filed not later than the tenth day following such announcement and that a copy of this Agreement will only be publicly filed on the date such material change report is filed and the filed Agreement will contain such redactions as each Party may reasonably request, provided such redactions are permitted by applicable Law.
8.4Assignment
Neither this Agreement nor any right or obligations hereunder may be assigned by either Party, by way of security or otherwise, without the prior consent of the other Party, except to a corporation or to an entity owned or controlled by the Purchaser or C3, in which case this Agreement can be assigned without the consent of the Vendor, provided that no such assignment will relieve C3 of its obligations hereunder. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.
8.5Further Assurances
Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power, as any other Party may in writing at any time and from time to time reasonably request be done and or executed, which are required in order to give full effect to the provisions of this Agreement, each Closing Document and to ensure compliance with all conditions set forth in Article 5.
8.6International Financial Reporting Standards
All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with International Financial Reporting Standards.
8.7Headings and References
The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided. In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.
8.8Time
Time is of the essence of each provision of this Agreement.
8.9Entire Agreement
This Agreement, together with the non-disclosure agreement dated April 7, 2022 between the Vendor and C3.Farm Centre Inc., constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties, including the letter of intent of June 22, 2022, as amended and the letter of intent dated September 27, 2022. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.
8.10Amendment
This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.

8.11Waiver of Rights
Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
8.12Applicable Law
This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada in force in such Province (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Québec, judicial district of Montréal, with respect to any matter arising hereunder or related hereto.
8.13Currency
Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.
8.14Third Party Beneficiaries
Nothing in this Agreement or in any Closing Document is intended or by implication to, or shall, confer upon any Person (other than the Parties and the Corporation) any rights or remedies of any kind.
8.15Knowledge of the Vendor
Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the "knowledge" or "awareness" of the Vendor or the Purchaser, it shall be deemed to refer to the knowledge or awareness of the Vendor or Purchaser, as the case may, and the knowledge they would have had if they had conducted a diligent inquiry into the relevant subject matter. The Vendor and the Purchaser confirms that, except as otherwise specifically provided herein, it has made due and diligent inquiry of such Persons as they consider necessary as to the matters that are the subject of such representations, warranties and covenants.
8.16No Strict Construction
The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of contra preferentum or strict construction shall be applied against any Party.
8.17Counterparts
This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one and the same original agreement. To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by e-mail transmission or by electronic mail in Portable Document File (PDF) format and DosuSign. That Party shall be deemed to have executed this Agreement on the date it sent such e-mail or electronic transmission. In such event, such Party shall forthwith deliver to the other Parties the counterpart of this Agreement executed by such Party.
8.18Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
8.19Intervention
C3 intervenes to this Agreement to solidarity guaranty the representations, warranties, indemnification obligations and covenants of Purchaser under this Agreement.
8.20    Language
The parties hereto have specifically required that this Agreement and all related documents be drafted in English. Les parties aux présentes ont expressément requis que la présente convention et tous les documents accessoires soient rédigés en anglais.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

VENDOR		PURCHASER

EMERALD HEALTH THERAPEUTICS, INC.		C3 SOUVENIR HOLDOMG INC.

By:	/s/ Moe Jiwan	By:	/s/ Jonathan Morrison
	Name: Moe Jiwan Title: Authorized representative		Name: Jonathan Morrison Title: President

INTERVENTIONS:

VERDÉLITE SCIENCES, INC.		C3 CENTRE HOLDING INC.

By:	/s/ Moe Jiwan	By:	/s/ Jonathan Morrison
	Name: Moe Jiwan Title: Authorized representative		Name: Jonathan Morrison Title: President

VERDÉLITE PROPERTY HOLDINGS, INC.

By:	/s/ Moe Jiwan
Name: Moe Jiwan Title: Authorized representative